Exhibit 99.1

News Release

For Release April 20, 2022

9:00 A.M.

Contact:	D. Shawn Jordan, Executive Vice President & Chief Financial Officer or
Robin D. Brown, Executive Vice President & Chief Marketing Officer
(803) 951- 2265

First Community Corporation Announces First Quarter Results and Cash Dividend

Lexington, SC – April 20, 2022

Highlights for First Quarter 2022

•	Net income of $3.5 million
•	Pre-tax pre-provision earnings of $4.2 million
•	Diluted EPS of $0.46 per common share
•	Pure (non-CD) deposit growth, including customer cash management accounts, of $83.5 million during the quarter, a 25.9% annualized growth rate
•	Total loan growth of $12.1 million during the quarter. Loan growth, excluding Paycheck Protection Program (PPP) loans was $13.3 million, a 6.3% annualized growth rate
•	Key credit quality metrics continued to be strong during the quarter with net loan recoveries of $19 thousand, non-performing assets ratio of 0.09%, and past due loans of 0.07%
•	Investment advisory revenue of $1.2 million. Assets under management exceeded $632 million at March 31, 2022
•	Mortgage revenue of $839 thousand
•	Cash dividend of $0.13 per common share, the 81st consecutive quarter of cash dividends paid to common shareholders
•	Share Repurchase authorization of 375,000 shares
•	Announced expansion into York County with a loan production office in Rock Hill, South Carolina

Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, announced earnings and discussed the results of operations and the company’s activities during the first quarter of 2022.

First Community reported net income for the first quarter of 2022 of $3.5 million with diluted earnings per common share of $0.46. This compares to net income and diluted earnings per common share of $3.9 million and $0.52, respectively, on a linked quarter basis and $3.3 million and $0.43 year-over-year, respectively. Pre-tax pre-provision earnings during the first quarter of 2022 were $4.2 million. This compares to pre-tax pre-provision earnings of $4.9 million for fourth quarter of 2021 and pre-tax pre-provision earnings of $4.3 million for the first quarter of 2021. For comparison purposes, it should be noted that fee accretion related to PPP loans was $44 thousand in the first quarter of 2022. This compares to $241 thousand in the fourth quarter of 2021 and $542 thousand in the first quarter of 2021.

Cash Dividend and Capital

The Board of Directors has approved a cash dividend for the first quarter of 2022 of $0.13 per common share. This dividend is payable on May 17, 2022 to shareholders of record of the company’s common stock as of May 3, 2022. First Community President and CEO, Mike Crapps commented, “The entire board is pleased that our performance enables the company to continue its cash dividend for the 81st consecutive quarter.”

The Company’s previously announced share repurchase plan expired at the market close on March 31, 2022 with no shares repurchased under the plan. The Company’s Board of Directors has approved a new share repurchase plan that provides for the repurchase of up to 375,000 shares of its common stock, which represents approximately 5% of the Company’s 7,559,760 shares outstanding as of March 31, 2022. This new share repurchase plan expires on December 31, 2023 [date corrected]. Under the repurchase plan, the Company may repurchase shares from time to time. Crapps noted, “This approved share repurchase provides us with some flexibility in managing capital going forward.”

Each of the regulatory capital ratios for the bank exceed the well capitalized minimum levels currently required by regulatory statute. At March 31, 2022, the bank’s regulatory capital ratios, Leverage, Tier I Risk Based and Total Risk Based, were 8.43%, 14.14%, and 15.29%, respectively. This compares to the same ratios as of March 31, 2021 of 8.73%, 13.20%, and 14.34%, respectively. As of March 31, 2022, the bank’s Common Equity Tier One ratio was 14.14% compared to 13.20% at March 31, 2021. The bank’s Tangible Common Equity to Tangible Assets ratio (TCE ratio) was 7.36% at March 31, 2022. Further, the Company’s TCE ratio was 6.71% as of March 31, 2022 compared to 7.92% as of March 31, 2021. Crapps commented, “While the bank’s regulatory capital ratios have actually increased in some cases, the TCE ratio has declined. This is primarily due to the rapid growth in the Company’s balance sheet and the Accumulated Other Comprehensive Income (Loss) (AOCI) resulting from an increase in market interest rates which have negatively impacted the fair value of our investment portfolio.”

Loan Portfolio Quality/Allowance for Loan Losses

The Company’s asset quality metrics as of March 31, 2022 remained sound. The non-performing asset ratio was 0.09% of total assets with $1.5 million in non-performing assets. Loans past due 30 days or more represented only 0.07% of the loan portfolio. The ratio of classified loans plus OREO is 6.13% of total bank regulatory risk-based capital at March 31, 2022. During the first quarter, the bank had net loan recoveries of $19 thousand.

The Company recorded a $125 thousand dollar credit in provision for loan losses during the quarter. As a result, the Allowance for Loan Losses as a percentage of total loans decreased slightly to 1.26%.

Balance Sheet

Total loans increased by $12.1 million during the first quarter of 2022, a 5.7% annualized growth rate. Ted Nissen, First Community Bank President and Chief Banking Officer, noted, “We are pleased with our loan activity during the first quarter with production of $55.3 million and strong momentum going into the second quarter of the year.” Total loan growth during the quarter, excluding PPP loans, was $13.3 million, a 6.3% annualized growth rate. Year-over-year, loan growth, excluding PPP loans and a related credit facility, increased $71.2 million, an 8.8% growth rate. As of March 31, 2022, the Company had only $269 thousand in PPP loans remaining on the balance sheet.

Total deposits were $1.43 billion at March 31, 2022 compared to $1.36 billion at December 31, 2021. Pure deposits, which are defined as total deposits less certificates of deposits, increased $69.7 million during the first quarter, to $1.3 billion at March 31, 2022, a 22.5% annualized growth rate. The bank had no brokered deposits and no listing services deposits at March 31, 2022. Securities sold under agreements to repurchase, which are related to customer cash management accounts or business sweep accounts, were $68.1 million at March 31, 2022 compared to $54.2 million at December 31, 2021, an increase of 25.5%. Costs of deposits decreased on a linked quarter basis to 0.10% in the first quarter of 2022 from 0.11% in the fourth quarter of 2021. Cost of funds also decreased on a linked quarter basis to 0.13% in the first quarter of 2022 from 0.14% in the fourth quarter of 2021. Mr. Crapps commented, “A strength of our bank has been and continues to be our low-cost deposit base and the strong momentum in deposit growth has continued into 2022. While our cost of deposits and cost of funds decreased again in the first quarter of 2022, in this rising rate market that trend will reverse and we are very focused on continuing to manage these expenses.”

Net Interest Income/Net Interest Margin

Net interest income was $10.7 million in the first quarter of 2022 compared to $11.2 million in the fourth quarter of 2021 and $10.6 million in the first quarter of 2021. The net interest margin, on a taxable equivalent basis, was 2.91% for the first quarter of 2022 compared to 3.01% in the fourth quarter of the 2021 and 3.23% in the first quarter of 2021.

Non-Interest Income

Non-interest income for the first quarter of 2022 was $3.4 million, compared to $3.6 million in the fourth quarter of 2021 and $3.3 million in the first quarter of 2021. The mortgage line of business had fee revenue of $839 thousand in the first quarter of 2022 on production of $30.0 million. This compares to fee revenue and production year-over-year of $990 thousand and $42.7 million, respectively. With the headwinds of low housing inventories and a rising interest rate market, the Company is exploring additional mortgage products to help offset anticipated production challenges.

Revenue from the financial planning and investment advisory line of business increased 6.9% on a linked quarter basis to $1.2 million for the first quarter of 2022 compared to $1.1 million in the fourth quarter of 2021. Year over year, revenue increased 36.6% from $877 thousand in the first quarter of 2021. Assets Under Management (AUM) were $632.8 million at March 31, 2022 compared to $650.9 million at December 31, 2021, and $519.3 million at March 31, 2021.

Non-Interest Expense

Non-interest expense increased $76 thousand on a linked quarter basis to $9.954 million in the first quarter of 2022 from $9.878 million in the fourth quarter of 2021. On a related note, the effective income tax rate for the first quarter of 2022 was 18.44% compared to 21.16% in the fourth quarter of 2021 and 21.49% in the first quarter of 2021. The reduction in the effective tax rate this quarter was due to a non-recurring tax adjustment of $153 thousand.

Other

On March 1, 2022, the Company announced plans to enter the Piedmont Region of South Carolina with the addition of a loan production office in York County staffed with a team of veteran local bankers. The Company plans to follow with a full-service banking office in the future. During the first quarter of 2022, the Company experienced one month of impact to non-interest expense for this new initiative.

First Community Corporation stock trades on The NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank is a full-service commercial bank offering deposit and loan products and services, residential mortgage lending and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Aiken, Upstate and Piedmont Regions of South Carolina as well as Augusta, Georgia. For more information, visit www.firstcommunitysc.com.

FORWARD-LOOKING STATEMENTS

This news release and certain statements by our management may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Forward looking statements can be identified by words such as “anticipate”, “expects”, “intends”, “believes”, “may”, “likely”, “will”, “plans” or other statements that indicate future periods. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, among others, the following: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected including, but not limited to, due to the negative impacts and disruptions resulting from the outbreak of the novel coronavirus, or COVID-19, on the economies and communities we serve, which has had and may continue to have an adverse impact on our business, operations, and performance, and could continue to have a negative impact on our credit portfolio, share price, borrowers, and on the economy as a whole both domestically and globally; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action, (5) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (6) technology and cybersecurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; and (7) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

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FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Total Assets	$1,652,279	$1,584,508	$1,560,326	$1,514,973	$1,492,494
Other Short-term Investments and CD's1	68,169	47,049	55,259	52,316	88,389
Investment Securities	579,699	566,624	515,260	470,669	407,547
Loans Held for Sale	12,095	7,120	6,213	11,416	23,481
Loans
Paycheck Protection Program (PPP) Loans	269	1,467	9,109	47,229	61,836
Non-PPP Loans	875,528	862,235	872,411	831,089	807,230
Total Loans	875,797	863,702	881,520	878,318	869,066
Allowance for Loan Losses	11,063	11,179	11,025	10,638	10,563
Goodwill	14,637	14,637	14,637	14,637	14,637
Other Intangibles	879	919	959	1,011	1,063
Total Deposits	1,430,748	1,361,291	1,333,568	1,289,883	1,271,440
Securities Sold Under Agreements to Repurchase	68,060	54,216	59,821	60,487	60,319
Federal Home Loan Bank Advances	—	—	—	—	—
Junior Subordinated Debt	14,964	14,964	14,964	14,964	14,964
Shareholders' Equity	125,380	140,998	139,113	137,927	132,687

Book Value Per Common Share	$16.59	$18.68	$18.44	$18.29	$17.63
Tangible Book Value Per Common Share	$14.53	$16.62	$16.37	$16.22	$15.55
Equity to Assets	7.59%	8.90%	8.92%	9.10%	8.89%
Tangible Common Equity to Tangible Assets	6.71%	8.00%	8.00%	8.16%	7.92%
Loan to Deposit Ratio (Includes Loans Held for Sale)	62.06%	63.97%	66.57%	68.98%	70.20%
Loan to Deposit Ratio (Excludes Loans Held for Sale)	61.21%	63.45%	66.10%	68.09%	68.35%
Allowance for Loan Losses/Loans	1.26%	1.29%	1.25%	1.21%	1.22%

Regulatory Capital Ratios (Bank):
Leverage Ratio	8.43%	8.45%	8.56%	8.48%	8.73%
Tier 1 Capital Ratio	14.14%	13.97%	13.58%	13.52%	13.20%
Total Capital Ratio	15.29%	15.15%	14.74%	14.66%	14.34%
Common Equity Tier 1 Capital Ratio	14.14%	13.97%	13.58%	13.52%	13.20%
Tier 1 Regulatory Capital	$135,555	$132,918	$129,741	$125,732	$122,854
Total Regulatory Capital	$146,618	$144,097	$140,766	$136,370	$133,417
Common Equity Tier 1 Capital	$135,555	$132,918	$129,741	$125,732	$122,854

1Includes federal funds sold, securities sold under agreement to resell and interest-bearing deposits

Average Balances:	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Average Total Assets	$1,622,265	$1,593,657	$1,435,259
Average Loans (Includes Loans Held for Sale)	876,349	880,026	886,379
Average Earning Assets	1,515,374	1,490,507	1,339,053
Average Deposits	1,374,813	1,363,235	1,208,081
Average Other Borrowings	97,517	77,098	78,266
Average Shareholders' Equity	137,245	140,180	135,580

Asset Quality:	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Loan Risk Rating by Category (End of Period)
Special Mention	$1,668	$1,626	$2,851	$3,085	$3,507
Substandard	7,849	7,872	7,992	11,707	12,136
Doubtful	—	—	—	—	—
Pass	866,280	854,204	870,677	863,526	853,423
Total Loans	$875,797	$863,702	$881,520	$878,318	$869,066
Nonperforming Assets
Non-accrual Loans	$148	$250	$359	$3,986	$4,521
Other Real Estate Owned and Repossessed Assets	1,146	1,165	1,165	1,182	1,076
Accruing Loans Past Due 90 Days or More	174	—	—	4,165	—
Total Nonperforming Assets	$1,468	$1,415	$1,524	$9,333	$5,597
Accruing Trouble Debt Restructurings	$1,393	$1,444	$1,474	$1,510	$1,515

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Loans Charged-off	$1	$5	$16
Overdrafts Charged-off	14	10	8
Loan Recoveries	(20)	(224)	(8)
Overdraft Recoveries	(3)	(4)	(14)
Net Charge-offs (Recoveries)	$(8)	$(213)	$2
Net Charge-offs / (Recoveries) to Average Loans[2]	(0.00)%	(0.10)%	0.00%

2 Annualized

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Interest income	$11,195	$11,656	$11,218
Interest expense	462	492	651
Net interest income	10,733	11,164	10,567
Provision for loan losses	(125)	(59)	177
Net interest income after provision	10,858	11,223	10,390
Non-interest income
Deposit service charges	265	262	246
Mortgage banking income	839	1,039	990
Investment advisory fees and non-deposit commissions	1,198	1,121	877
Gain (loss) on sale of securities	—	—	—
Gain (loss) on sale of other assets	—	103	77
Other non-recurring income	4	24	100
Other	1,068	1,077	1,006
Total non-interest income	3,374	3,626	3,296
Non-interest expense
Salaries and employee benefits	6,119	6,188	5,964
Occupancy	705	740	730
Equipment	332	347	275
Marketing and public relations	361	324	396
FDIC assessment	130	114	169
Other real estate expenses	47	(37)	29
Amortization of intangibles	39	40	57
Other	2,221	2,162	1,920
Total non-interest expense	9,954	9,878	9,540
Income before taxes	4,278	4,971	4,146
Income tax expense	789	1,052	891
Net income	$3,489	$3,919	$3,255

Per share data
Net income, basic	$0.46	$0.52	$0.44
Net income, diluted	$0.46	$0.52	$0.43

Average number of shares outstanding - basic	7,518,375	7,503,835	7,475,522
Average number of shares outstanding - diluted	7,594,840	7,564,909	7,522,568
Shares outstanding period end	7,559,760	7,548,638	7,524,944

Return on average assets	0.87%	0.98%	0.92%
Return on average common equity	10.31%	11.09%	9.74%
Return on average tangible common equity	11.63%	12.48%	11.01%
Net interest margin (non taxable equivalent)	2.87%	2.97%	3.20%
Net interest margin (taxable equivalent)	2.91%	3.01%	3.23%
Efficiency ratio[1]	69.93%	66.74%	69.16%

1 Calculated by dividing non-interest expense by net interest income on tax equivalent basis and non interest income, excluding gain on sale of other assets and other non-recurring noninterest income.

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and

Rates on Average Interest-Bearing Liabilities

	Three months ended March 31, 2022			Three months ended March 31, 2021
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans
PPP loans	$609	$45	29.97%	$55,540	$684	4.99%
Non-PPP loans	875,740	8,958	4.15%	830,839	8,767	4.28%
Total loans	876,349	9,003	4.17%	886,379	9,451	4.32%
Securities	571,831	2,159	1.53%	373,340	1,734	1.88%
Other short-term investments and CD's	67,194	33	0.20%	79,334	33	0.17%
Total earning assets	1,515,374	11,195	3.00%	1,339,053	11,218	3.40%
Cash and due from banks	28,511			18,429
Premises and equipment	32,722			34,351
Goodwill and other intangibles	15,536			15,726
Other assets	41,348			38,124
Allowance for loan losses	(11,226)			(10,424)
Total assets	$1,622,265			$1,435,259

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$331,772	$45	0.06%	$277,476	$58	0.08%
Money market accounts	295,536	112	0.15%	254,412	141	0.22%
Savings deposits	145,340	20	0.06%	125,981	19	0.06%
Time deposits	152,884	156	0.41%	160,321	301	0.76%
Other borrowings	97,517	129	0.54%	78,266	132	0.68%
Total interest-bearing liabilities	1,023,049	462	0.18%	896,456	651	0.29%
Demand deposits	449,281			389,891
Other liabilities	12,690			13,332
Shareholders' equity	137,245			135,580
Total liabilities and shareholders' equity	$1,622,265			$1,435,259

Cost of deposits, including demand deposits			0.10%			0.17%
Cost of funds, including demand deposits			0.13%			0.21%
Net interest spread			2.82%			3.11%
Net interest income/margin - excluding PPP loans		$10,688	2.86%		$9,883	3.12%
Net interest income/margin - including PPP loans		$10,733	2.87%		$10,567	3.20%
Net interest income/margin (tax equivalent) - excl. PPP loans		$10,819	2.90%		$9,991	3.16%
Net interest income/margin (tax equivalent) - incl. PPP loans		$10,864	2.91%		$10,675	3.23%

The tables below provide a reconciliation of non-GAAP measures to GAAP for the periods indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
Tangible book value per common share	2022	2021	2021	2021	2021
Tangible common equity per common share (non-GAAP)	$14.53	$16.62	$16.37	$16.22	$15.55
Effect to adjust for intangible assets	2.06	2.06	2.07	2.07	2.08
Book value per common share (GAAP)	$16.59	$18.68	$18.44	$18.29	$17.63
Tangible common shareholders’ equity to tangible assets
Tangible common equity to tangible assets (non-GAAP)	6.71%	8.00%	8.00%	8.16%	7.92%
Effect to adjust for intangible assets	0.88%	0.90%	0.92%	0.94%	0.97%
Common equity to assets (GAAP)	7.59%	8.90%	8.92%	9.10%	8.89%

	Three months ended
	March 31,	December 31,	March 31,
Return on average tangible common equity	2022	2021	2021
Return on average common tangible equity (non-GAAP)	11.63%	12.48%	11.01%
Effect to adjust for intangible assets	(1.32)%	(1.39)%	(1.27)%
Return on average common equity (GAAP)	10.31%	11.09%	9.74%

	Three months ended
	March 31,	December 31,	March 31,
Pre-tax, pre-provision earnings	2022	2021	2021
Pre-tax, pre-provision earnings (non-GAAP)	$4,153	$4,912	$4,323
Effect to adjust for pre-tax, pre-provision earnings	(664)	(993)	(1,068)
Net Income (GAAP)	$3,489	$3,919	$3,255

	Three months ended
	March 31,
Net interest margin excluding PPP Loans	2022	2021
Net interest margin excluding PPP loans (non-GAAP)	2.86%	3.12%
Effect to adjust for PPP loans	0.01	0.08
Net interest margin (GAAP)	2.87%	3.20%

	Three months ended
Net interest margin on a tax-equivalent basis excluding	March 31,
PPP Loans	2022	2021
Net interest margin on a tax-equivalent basis excluding PPP loans (non-GAAP)	2.90%	3.16%
Effect to adjust for PPP loans	0.01	0.07
Net interest margin on a tax equivalent basis (GAAP)	2.91%	3.23%

	March 31,	December 31,	Growth	Annualized Growth
Loans and loan growth	2022	2021	Dollars	Rate
Non-PPP Loans and Related Credit Facilities (non-GAAP)	$875,528	862,235	13,293	6.3%
PPP Related Credit Facilities	0	0	0	0%
Non-PPP Loans (non-GAAP)	$875,528	$862,235	$13,293	6.3%
PPP Loans	269	1,467	(1,198)	(331.2)%
Total Loans (GAAP)	$875,797	$863,702	$12,095	5.7%

	March 31,	March 31,	Growth	Annualized Growth
Loans and loan growth	2022	2021	Dollars	Rate
Non-PPP Loans and Related Credit Facilities (non-GAAP)	$875,528	804,377	71,151	8.8%
PPP Related Credit Facilities	0	2,853	(2,853)	(100.0)%
Non-PPP Loans (non-GAAP)	$875,528	$807,230	$68,298	8.5%
PPP Loans	269	61,836	(61,567)	(99.6)%
Total Loans (GAAP)	$875,797	$869,066	$6,731	0.8%

Certain financial information presented above is determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include “Tangible book value per common share,” “Tangible common shareholders’ equity to tangible assets,” “Return on average tangible common equity,” “Pre-tax, pre-provision earnings,” “Net interest margin excluding PPP Loans,” “Net interest margin on a tax-equivalent basis excluding PPP Loans,” “Non-PPP Loans and Related Credit Facilities,” and “Non-PPP Loans.”

•	“Tangible book value per common share” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding.
•	“Tangible common shareholders’ equity to tangible assets” is defined as total common equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets.
•	“Return on average tangible common equity” is defined as net income on an annualized basis divided by average total equity reduced by average recorded intangible assets.
•	“Pre-tax, pre-provision earnings” is defined as net interest income plus non-interest income, reduced by non-interest expense.
•	“Net interest margin excluding PPP Loans” is defined as annualized net interest income less annualized interest income on PPP Loans divided by average earning assets less the average balance of PPP Loans.
•	“Net interest margin on a tax-equivalent basis excluding PPP Loans” is defined as annualized net interest income on a tax-equivalent basis less annualized interest income on PPP Loans divided by average earning assets less the average balance of PPP Loans.
•	“Non-PPP Loans and Related Credit Facilities” is defined as Total Loans less PPP Related Credit Facilities and PPP Loans.
•	“Non-PPP Loans” is defined as Total Loans less PPP Loans.
•	“Non-PPP Loans and Related Credit Facilities Growth - Dollars” is calculated by taking the difference between two time periods compared for Total Loans less PPP Loans and PPP Related Credit Facilities. “Non-PPP Loans and Related Credit Facilities – Annualized Growth Rate” is calculated by (i) dividing “Non-PPP Loans and Related Credit Facilities Loan Growth - Dollars” by the number of days between the two time periods compared (ii) times the number of days in the year (iii) divided by the prior time period Non-PPP Loans and Related Credit Facilities balance.
•	“Non-PPP Loans Growth - Dollars” is calculated by taking the difference between two time periods compared for Total Loans less PPP Loans. “Non-PPP Loans – Annualized Growth Rate” is calculated by (i) dividing “Non-PPP Loans Loan Growth - Dollars” by the number of days between the two time periods compared (ii) times the number of days in the year (iii) divided by the prior time period Non-PPP Loans balance.

Our management believes that these non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period-to-period in a meaningful manner. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP.